Exhibit 3.105

FORM NO. 2

BERMUDA

THE COMPANIES ACT 1981

MEMORANDUM OF ASSOCIATION OF COMPANY LIMITED BY SHARES

(Section 7(1) and (2))

MEMORANDUM OF ASSOCIATION

OF

SEADRILL A/S LTD.

(hereinafter referred to as "the Company")

1. The liability of the members of the Company is limited to the amount (if any) for the time being unpaid on the shares respectively held by them.

2. We, the undersigned, namely,

NAME	ADDRESS	BERMUDIAN STATUS (Yes/No)	NATIONALITY	NUMBER OF SHARES SUBSCRIBED
WILLIAM MILNER COX	"Mayflower" Mayflower Drive, Middle Road, Devonshire, Bermuda	Yes	British	1
MICHAEL LLEWELLYN JONES	Limerston House, Trinity Church Road, Bailey's Bay, Hamilton Parish, Bermuda	No	British	1
DOUGLAS HARVEY PULLEN	"Ridgemount", Harrington Hundreds, Smith's, Bermuda	No	British	1

do hereby respectively agree to take such number of shares of the Company as may be allotted to us respectively by the provisional directors of the Company, not exceeding the number of shares for which we have respectively subscribed, and to satisfy such calls as may be made by the directors, provisional directors or promoters of the Company in respect of the shares allotted to us respectively.

I I 3. The Company is to be an exempted/locaH Company as defined by the Companies Act 1981. 4. The Company has power to hold land situated in Bermuda not exceeding in all, including the following parcels- None 5. The Company pi<JjXJtiesx' does not propose* to carry on business in Bermuda save as permitted by Sections 129 and 129A of The Companies Act 1981 (''the Act"). 6. The authorised share capital of the Company is US$ 1 2 , 0 0 0 . 0 0 divided into shares of US $1. 00 each. The minimum subscribed share capital of the Company is US $12,000.00 7. The objects for which the Company is formed and incorporated are - 1. To carry on the business of a holding company in all its branches and to co-ordinate the policy and administration of any subsidiary company or companies or of any group of companies of which the Company or any subsidiary company is a member or which are in any manner controlled by the Company. 2. To construct, hire, purchase, lease or otherwise acquire and work ships, barges, hovercraft, hydrofoils, drilling rigs, both floating and jack up, submarines and other vessels or crafts of any kind or class intended to operate in over or under water. 3. The objects set out in paragraphs (b) to (n) and (p) to (t) inclusive of the Second Schedule to the Act. 4. To enter into any guarantee, contract of indemnity or suretyship 'and to assure support or secure with or without consideration or benefit the performance of any obligations of any person or persons and to guarantee the fidelity of individuals filling or about to fill situations of trust or confidence: PROVIDED that this shall not be construed as authorising the company to carry on the business of banking as defined in The Bank's Act 1969 or the business of wholesale banking or financial guarantee business or the business of promissory note operations. 8. The Company shall not have the power set out in paragraph 1 of ..the First Schedule to the Act. *Delete as applicable.

Signed by each subscriber in the presence of at least one witness attesting the signature thereof —

WILLIAM MILNER COX	
MICHAEL LLEWELLYN JONES	
DOUGLAS HARVEY PULLEN	
(Subscribers)	(Witnesses)

SUBSCRIBED this 14th day of June 19 90

THE COMPANIES ACT 1981

(SECTION 11(1))

Subject to any provision of the law a company limited by shares shall without reference in its memorandum have the powers set out in the First Schedule unless any of such powers are excluded by its memorandum.

FIRST SCHEDULE

A company limited by shares may exercise all or any of the following powers subject to any provision of the law or its memorandum -

1. to carry on any other business capable of being conveniently carried on in connection with its business or likely to enhance the value of or making profitable any of its property or rights;

2. to acquire or undertake the whole or any part of the business, property and liabilities of any person carrying on any business that the company is authorized to carry on;

3. to apply for register, purchase, lease, acquire, hold, use, control, licence, sell, assign or dispose of patents, patent rights, copyrights, trade marks, formulae, licences, inventions, processes, distinctive marks and similar rights;

4. to enter into partnership or into any arrangement for sharing of profits, union of interests, co-operation, joint venture, reciprocal concession or otherwise with any person carrying on or engaged in or about to carry on or engage in any business or transaction that the company is authorized to carry on or engage in or any business or transaction capable of being conducted so as to benefit the company;

5. to take or otherwise acquire and hold securities in any other body corporate having objects altogether or in part similar to those of the company or carrying on any business capable of being conducted so as to benefit the company;

6. subject to section 96 to lend money to any employee or to any person having dealings with the company or with whom the company proposes to have dealings or to any other body corporate any of whose shares are held by the company;

7. to apply for, secure or acquire by grant, legislative enactment, assignment, transfer, purchase or otherwise and to exercise, carry out and enjoy any charter, licence, power, authority, franchise, concession, right or privilege, that any government or authority or any body corporate or other public body may be empowered to grant, and to pay for, aid in and contribute toward carrying it into effect and to assume any liabilities or obligations incidental thereto;

8. to establish and support or aid in the establishment and support of associations, institutions, funds or trusts for the benefit of employees or former employees of the company or its predecessors, or the dependants or connections of such employees or former employees, and grant pensions and allowances, and make payments towards insurance or for any object similar to those set forth in this paragraph, and to subscribe or guarantee money for charitable, benevolent, educational or religious objects or for any exhibition or for any public, general or useful objects;

9. to promote any company for the purpose of acquiring or taking over any of the property and liabilities of the company or for any other purpose that may benefit the company;

23. to distribute among the members of the company In cash, kind, specie or otherwise as may be resol11ed, by way of dl11ldend, bonus or In any other manner considered ad11lsable, any property of the company, but not so as to decrease the capital of the company unless the distribution Is made for the purpose of enabling the company to be dlssol11ed or the distribution, apart from this paragraph, would be otherwise lawful; 24. to establish agencies end branches; 25. to take or hold mortgages, hypothecs, liens and charges to secure payment of the purchase price, or of any unpaid balance of the purchase price, of any pert of the property of the company of whatsoe11er kind sold by the company, or for any money due to the company from purchasers end others end to sell or otherwise dispose of any such mortgage, hypothec, lien or charge; 26. to pay ell costs end eHpenses of or incidental to the Incorporation end organization of the company; 27. to in11est end deal with the moneys of the company not immediately required for the objects of the company in such manner es may be determined; 28. to do any of the things authorized by this subsection end ell things authorized by its memorandum es principals, agents, contractors, trustees or otherwise, and either alone or in conjunction with others; 29. to do ell such other things as are incidental or conduci11e to the attainment of the objects and the eHerclse of the powers of the company. E11ery company may eHerclse its powers beyond the boundaries of Bermuda to the eHtent to which the laws in force where the powers ere sought to be eHercised permit.

THE COMPANIES ACT 1981 (SECTION 11 (2U A compeny limited by sheres mey emongst Its objects by reference include In Its memorandum eny of the objects set out In the Second Schedule. SECOND SCHEDULE A company may by reference Include in its memorandum eny of the following objects that Is to say the business of - (e) insurance end reinsurance of ell kinds; (b) peckeging of goods of ell kinds; (c) buying, selling end dealing in goods of ell kinds; (d) designing end manufacturing of goods of ell kinds; (e) mining and quarrying end eHploretion for metals, minerals, fossil fuels end precious stones of ell kinds end their preparation for sale or use; (f) eKploring for, the drilling for, the mouing, transporting end refining petroleum end hydro carbon products including oil end oil products; (g) scientific research Including the lmprouement, dlscouery end deuelopment of processes, lnuentlons, petents end designs end the construction, maintenance end operation of leboretorles end research centres; (h) lend, see end air undertakings including the lend, ship end air cerrtage of passengers, malls end goods of ell kinds; (I) ships end eircreft owners, managers, operators, agents, builders end repairers; (j) acquiring, owning, selling, chartering, repeiring or dealing In ships end aircraft; (k) trauel agents, freight contractors end forwarding agents; (I) dock owners, wherfingers, warehousemen; (m) ship chendlers end dealing in rope, cenuas oil end ship stores of ell kinds; (n) ell forms of engineering; (o) deueloping, operating, aduislng or acting es technlcel consultants to any other enterprise or business; (p) farmers, lluestoclc breeders end keepers, grezlers, butchers, tanners end processors of end dealers In ell kinds of llue end deed stock, wool, hides, tallow, grain, uegetebles end other produce; (q) acquiring by purchese or otherwise end holding es en lnuestment inuentions, patents, trade marks, trade nemes, trade secrets, designs end the llke;